EXHIBIT 99.2

HOME PRODUCTS INTERNATIONAL, INC.
ANNOUNCES ITS INTENTION TO
DEREGISTER AND DELIST ITS COMMON STOCK

CHICAGO, IL (December 14, 2004) — Home Products International, Inc., a Delaware corporation (Nasdaq: HOMZ), announced today that its Board of Directors (as reconstituted in the manner contemplated by the documents governing the terms of the recently completed tender offer by Storage Acquisition Company, L.L.C. for shares of Home Products’ common stock) approved the delisting of Home Products’ common stock, which is anticipated to be effective prior to the commencement of trading on The Nasdaq Stock Market on December 16, 2004. Following the delisting, it is unlikely that Home Products’ shares will be traded on the over-the-counter bulletin board, or that price quotations will be reported through any other sources.

The reconstituted Board of Directors of Home Products also has approved the deregistration of the common stock subject to and conditioned on receipt of a certification from its transfer agent that Home Products has fewer than 300 stockholders of record. Upon receipt of such certification, Home Products intends promptly to file a Form 15 with the Securities and Exchange Commission (“SEC”) to deregister its common stock and suspend its reporting obligations under the Securities Exchange Act of 1934 pursuant to Rule 12g-4(a)(1)(i) thereof.

The filing of the Form 15 will immediately suspend Home Products’ obligation to file reports under the Securities Exchange Act, including Forms 10-K, 10-Q and 8-K. The deregistration will not become effective, however, until the SEC terminates the registration, which Home Products expects to occur 90 days after the filing of the Form 15.

Notwithstanding the suspension of its obligation to file periodic financial reports, by the terms of Home Products’ indenture governing its 9-5/8% Senior Subordinated Notes due 2008, Home Products would continue to be required voluntarily to file the same annual, periodic and current reports that it is now required to file as an SEC registrant so long as the indenture covenants remain in effect (the notes issued under the indenture have a stated maturity date of May 14, 2008).

About Home Products

Home Products International, Inc. is an international consumer products company specializing in the manufacture and marketing of quality diversified housewares products. The company sells its products through national and regional discounters including Kmart, Wal-Mart and Target, hardware/home centers, food/drug stores, juvenile stores and specialty stores.